Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated September 20, 2013, relating to our estimates of reserves and future net revenue, which appears in Cubic Energy, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2013.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
January 10, 2014

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